Exhibit 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein/Shannon Provost
Univision Communications Inc.	Sard Verbinnen & Co
310-556-7695	212-687-8080

BROADCASTING MEDIA PARTNERS COMPLETES ACQUISITION OF UNIVISION

Leading U.S. Spanish-Language Media Company

Poised For Next Phase of Growth under New Ownership

LOS ANGELES, March 29, 2007 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the U.S., today announced the completion of its acquisition by Broadcasting Media Partners Inc. (“BMP”), an investor group including Madison Dearborn Partners, Providence Equity Partners, TPG, Thomas H. Lee Partners, and Saban Capital Group, for $36.25 per share in cash. The transaction was originally announced on June 27, 2006.

Univision Communications Inc. common stock ceased trading on the New York Stock Exchange before the opening of the market today and will no longer be listed.

A. Jerrold Perenchio, Univision’s Chairman and Chief Executive Officer, commented, “I would like to express my deep gratitude to all of Univision’s employees for their many contributions to the Company’s success and for their devotion to its mission of providing quality news, information, and entertainment to Hispanic audiences throughout the U.S. I am enormously proud of all that Univision has accomplished since 1992 and look forward to following the next phase of its growth, which will undoubtedly be characterized by continued success under the leadership of its new owners.”

BMP commented, “We are extremely pleased to have achieved a successful and timely closing of our acquisition of Univision, a terrific company with a unique position in the U.S. media landscape. We look forward to working with the Company’s newly appointed CEO, Joe Uva, and Univision’s talented management team and employees to take full advantage of the enormous opportunities the Company will have in the years ahead. We share Joe’s commitment to maintaining Univision’s unique connection with and commitment to serving the needs of the burgeoning U.S. Hispanic community.”

“Univision has a rich and impressive history, and I am very excited to join the Company in partnership with its new owners, who have a proven track record of growing successful media companies,” said Uva. “Jerry Perenchio and his management team have done an exceptional job of building Univision into the premier Spanish-language media company and the fifth largest network overall. Univision’s programming quality and audience loyalty are second to none, creating unmatched opportunities for advertisers to successfully reach the U.S. Hispanic community. I look forward to working with Univision’s senior management team, employees, Televisa and other programming and industry partners, as well as the entire BMP team to build on the Company’s leadership position while continuing to be Hispanic America’s first choice for information and entertainment.”

Credit Suisse Securities (USA) LLC and Deutsche Bank, as well as Bank of America, Lehman Brothers, and Wachovia, acted as financial advisors to BMP in connection with this acquisition. Weil, Gotshal & Manges LLP and Covington & Burling LLP served as its legal advisors. UBS Investment Bank acted as financial advisor to Univision and Skadden, Arps, Slate, Meagher & Flom LLP and O’Melveny & Myers LLP served as its legal advisors.

Univision Communications Inc.

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 99% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 87% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 69 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, La Calle Records and Mexico-based Disa Records as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 14.9% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

This document contains forward-looking statements that involve risks and uncertainties, including those relating to expected effects, timing and completion of the merger transaction, the Company’s future success and growth. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include; cancellation or reductions in advertising; failure of our new or existing businesses to produce projected revenues or cash flow; failure to obtain the benefits expected from cross-promotion of media; regional downturns in economic conditions in those areas where our stations are located; changes in the rules and regulations of the Federal Communications Commission; a decrease in the supply or quality of programming; an increase in the cost of programming; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; Internet piracy, home copying and Internet downloading; further recorded music industry declines; potential impact of new technologies; unanticipated interruption in our broadcasting for any reason, including acts of terrorism; write downs of the carrying value of assets due to impairment; failure to obtain expected savings from our vendor efficiency review, organization changes and the merger and related transactions; and a failure to achieve profitability, growth or anticipated cash flows from acquisitions. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update forward-looking information contained in this press release.

Broadcasting Media Partners Inc.

Broadcasting Media Partners Inc. (“BMP”) is an investor group consisting of Madison Dearborn Partners, Providence Equity Partners, TPG, Thomas H. Lee Partners, and Saban Capital Group.

Madison Dearborn Partners, LLC

Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has more than $14 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. MDP focuses on management buyout transactions and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and health care. Over the last decade, MDP has been an active investor in the communications sector, with investments in such companies as Clearnet Communications, Intelsat, Ltd., MetroPCS, Nextel Partners, Omnipoint Corporations, Telemundo Communications Group and XM Satellite Radio. For more information, please visit the MDP website at www.mdcp.com.

Providence Equity Partners Inc.

Providence Equity Partners Inc. is a global private investment firm specializing in equity investments in media, entertainment, communications and information companies around the world. The principals of Providence Equity manage funds with approximately $21 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1990. Significant investments include Bresnan Broadband Holdings, Casema, Com Hem, Digiturk, Education Management Corporation, eircom, Freedom Communications, Idea Cellular, Kabel Deutschland, Metro-Goldwyn-Mayer, Ono, PanAmSat, ProSiebenSat.1, Recoletos, TDC, VoiceStream Wireless, Warner Music Group, Western Wireless and Yankees Entertainment Sports Network. Providence Equity is headquartered in Providence, RI, and has offices in New York and London. The firm is in the process of opening offices in Hong Kong and New Delhi.

TPG

TPG is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. Headquartered in Fort Worth, with offices in San Francisco, London, Hong Kong, New York, Minneapolis, Melbourne, Menlo Park, Mumbai, Shanghai, Singapore and Tokyo, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG seeks to invest in world-class franchises across a range of industries. Prior investments in media and communications include Findexa, Hotwire, Metro-Goldwyn-Mayer and TIM Hellas. Other significant investments include Aleris, Burger King, Continental Airlines, Debenhams, Ducati, MEMC, J. Crew, Neiman Marcus, Petco, Seagate and Texas Genco. Visit www.tpg.com.

Thomas H. Lee Partners, L.P.

Thomas H. Lee Partners, L.P. is one of the largest and oldest private equity investment firms in the United States and has raised and managed almost $20 billion of capital, making investments in over 100 businesses since its founding in 1974. Today, by remaining focused on growth oriented companies with strong fundamentals and investing in large buyouts primarily in North America, THL Partners continues to build on a strong track record of creating lasting value and delivering exceptional returns to its investors. Notable transactions sponsored by the firm include Dunkin’ Brands, Simmons, The Nielsen Company (formerly VNU), Warner Music Group and the announced acquisition of Clear Channel Communications, as well as the recent realizations of investments such as Houghton Mifflin and ProSiebenSat.1.

Saban Capital Group

Saban Capital Group, Inc. is a private investment firm specializing in the media and entertainment industries. Based in Los Angeles, SCG was established in 2001 by Haim Saban, founder of Saban Entertainment, a global television broadcasting, production, distribution, merchandising and music company that was sold to the Walt

Disney Corporation in 2001 in a $5.2 billion transaction. The firm makes both controlling and minority investments in public and private companies worldwide, including ProSiebenSat.1, Germany’s biggest television group; Keshet Broadcasting Ltd., Israel’s leading television network; and Bezeq, Israel’s national phone company, and adds strategic value through its established relationships and industry experience.

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